Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-40428, No. 333-42392, No. 333-103058 and No. 333-105420) of Integrated Circuit Systems, Inc. of our report dated September 10, 2004 relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, PA

September 13, 2004